UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Sanderson Farms, Inc.

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P.O. Box 988

Laurel, Mississippi 39441

SUPPLEMENTAL INFORMATION REGARDING

STOCKHOLDER PROPOSAL REQUESTING HUMAN RIGHTS REPORT

February 3, 2020

Dear Fellow Stockholder,

•	We are writing to ask you to vote AGAINST Item 7 in our proxy statement for our Annual Meeting of Stockholders to be held on Thursday, February 13, 2020.

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Item 7 is a stockholder proposal requesting that we produce a report on our human rights due diligence process to assess, identify, prevent and mitigate actual and potential adverse human rights impacts.

•	A proxy advisory firm has recommended that stockholders vote in favor of this proposal.

•	We oppose the proposal because we already report in our Corporate Responsibility Report and our proxy statement our efforts to identify and address our impact on human rights.

•	Please read our response to this proposal in our proxy statement and this supplement.

•	This supplement is first being made available to stockholders on February 3, 2020.

•	If you have already voted your shares and wish to change your vote, you may do so by re-voting in any of the ways discussed on page 96 of the proxy statement or as shown on your proxy card.

Executive Summary

Our Board of Directors agrees on the importance of conducting human rights due diligence and promoting human rights in every aspect of our operations. We have grown by almost 600% since becoming a public company in 1987, and all of that growth has been organic. Our ability to grow successfully and build shareholder value for the long term depends on how we treat our employees, growers, vendors, customers, the environment, and the communities in which we operate. Our commitment to human rights and treating people with respect and dignity is the foundation of our corporate culture, and a reason why our employees voted us one of Forbes Magazine’s best large employers in 2019.

We already discuss our efforts to identify risks to human rights and the measures we have taken to protect human rights in our Corporate Responsibility Report, which is publicly available on our website. In addition, we re-designed our annual meeting proxy statement last year to disclose information about our environmental, social and governance, or ESG, programs, including in the area of human rights. In this year’s proxy statement, we provided more detail about our initiatives to protect our employees and conserve, recycle and repurpose water resources.

Our corporate responsibility and ESG disclosures are consistent with our management team’s philosophy and reputation for transparency. We recognize that our stockholders increasingly want more and more information about human rights and other ESG topics, and we believe we have been responsive. Our disclosure program is not static, however. We intend to continue reporting on our ESG and human rights risk monitoring and our progress in mitigating risk in future Corporate Responsibility Reports and proxy statements.

We Already Report on our Human Rights Risk Assessment and Mitigation

We have made significant disclosures about human rights in our Corporate Responsibility Report and our proxy statement, including:

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How we consult with our stakeholders, such as our employees, growers, and communities, for their input on how our business is impacting or will impact them and hear their views about how we can remediate adverse impacts.

•	Our processes to assess human rights risks with respect to employee pay and benefits, equal opportunity, diversity and inclusion, employee safety, grower costs, and our impact on the environment.

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The process by which management continually reviews our operational performance, which can reveal unintended impacts on human rights, and our efforts to remediate these impacts, like re-training supervisors, increasing pay levels, or improving worker conditions.

Below are some examples of these disclosures.

Employee Safety

We discuss at length in our Corporate Responsibility Report our occupational health and safety programs, which are overseen by our president’s safety committee. The committee meets quarterly to set specific safety goals, benchmark progress towards those goals, and adjust our programs as needed. The report also discusses our executive management committee’s weekly review of the previous week’s safety record at all our facilities. Specifically, the committee reviews a list of every accident reported at each facility during the week.

This process of risk identification and assessment leads to real results. During 2018, the executive committee noticed an upward trend in “slip and fall” accidents at our processing plants. The committee met with our certified safety professionals to discuss the trend and potential solutions. To remediate the issue, we decided to purchase slip-resistant footwear customized for the role of each individual employee, as noted in the Corporate Responsibility Report. As a result of our process, the incident rate of “slip and fall” accidents in our processing plants has dropped significantly.

Another measure we have taken as a result of our risk assessment process is setting the line speeds at our processing plants at 75 birds per minute (BPM). This is the slowest line speed in our industry and is well below the maximum speed allowed by the USDA of 175 bpm. We took this action to reduce employee stress and injury, as discussed in our proxy statement.

The Corporate Responsibility Report also discusses our five board-certified safety professionals, who, with outside consultants and ergonomists, continuously design, update and audit our safety practices to ensure our safety programs achieve our goal of maintaining the safest work environment in our industry. Indeed, as noted in our 2018 Corporate Responsibility Report, Sanderson Farms has the lowest number of OSHA citations in the industry over the past five years.

Environmental Risk

We believe that the protection of the environment is a human rights issue. Our Corporate Responsibility Report and proxy statement describe at length many recent initiatives that our environmental services team has identified and implemented to reduce our use of natural resources and fossil fuels, increase recycling, and incorporate sustainable materials and practices in our business. These programs are the direct result of environmental risk assessments at our facilities. Additionally, as a result of engagement with our stockholders, we disclosed in our 2018 Corporate Responsibility Report our goals for the reduction of water and natural gas in our business in 2020. We look forward to reporting our progress at realizing these goals, along with future goals for these and other resources, in future reports.

The Board’s Role in Monitoring Human Rights Risk

Our proxy statement explains that our Board of Directors and/or our Audit Committee receive reports on our exposure to risk, including human rights-related risks, on a regular basis. For example, our organizational development and training personnel have reported in detail to the Board on our sexual harassment policy and related training programs, and how we encourage our employees to report incidents with assurances about our zero tolerance no-retaliation policy.

Among other risk identification and assessment tools described in our proxy statement is our anonymous tip line, which is made available to all employees. The toll-free number is regularly published for employees through newsletters, bulletin boards, TV screens in break rooms and attachments to pay stubs. The Board of Directors reviews a full transcript of every single call made to the tip line on a quarterly basis. The report on tip line calls also includes the names of managers responsible for investigating concerns raised in each call and the ultimate resolution of any issue raised. The tip line is one of the Board’s many tools to identify trends, risks and concerns of employees.

Conclusion

We believe we provide a substantial amount of information regarding worker safety, employee and contract grower relationships, and environmental protection. Our public reports address issues commonly addressed in human rights standards and policies. That those disclosures don’t yet conform to a specific framework doesn’t diminish the value of our disclosures. Our disclosure regarding human rights and other ESG issues has evolved significantly over the past five years. Each Corporate Responsibility Report has become more detailed, and that trend will continue as disclosure standards continue to evolve. However, a special report of the kind requested by the proponent would duplicate our current efforts, is unnecessary and would be of little benefit to shareholders.

The Board of Directors recommends that stockholders vote “AGAINST” the stockholder proposal regarding a report on human rights due diligence.

These supplemental materials may include “forward-looking statements” under the “Safe Harbor” provisions of the Securities Act of 1933 and Securities Exchange Act of 1934. Forward-looking statements are statements other than statements of historical or current facts, and can be identified by the words “believes,” “could,” “would,” “continue,” “plans” and similar words. Forward-looking statements are based on assumptions and are subject to various risks and uncertainties that may cause actual results to differ. Certain of these risks are described in the Company’s Annual Report on Form 10-K for the year ended October 31, 2019, and in subsequent SEC filings.

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